Exhibit 99.1

FS Global Credit Opportunities Fund Announces Pricing of Preferred Share Offering

Philadelphia, PA, August 1, 2018 – FS Global Credit Opportunities Fund (“FSGCO”) today announced that it has priced an offering of its Term Preferred Shares, Series 2023, consisting of 55,000 shares of its Term Preferred Shares, Series 2023 – Fixed Rate (the “Fixed Rate Shares”) and 45,000 shares of its Term Preferred Shares, Series 2023 – Floating Rate (the “Floating Rate Shares” and, together with the Fixed Rate Shares, the “Term Preferred Shares”). The Term Preferred Shares were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering is expected to close on August 9, 2018, subject to customary closing conditions.

FSGCO will be required to redeem all of the Term Preferred Shares on August 1, 2023, unless redeemed in accordance with their terms prior to such date. FSGCO may, at its sole option, redeem the outstanding Floating Rate Shares subject to payment of a premium through August 1, 2019 and at the liquidation preference per share thereafter, and may, at its sole option, redeem the Fixed Rate Shares subject to payment of a make-whole premium. Dividends on the Floating Rate Shares will be payable quarterly in arrears on the first business day of each calendar quarter, commencing on October 1, 2018, at a floating rate calculated by reference to the three-month London InterBank Offered Rate based on the U.S. dollar plus 1.85%. Dividends on the Fixed Rate Shares will be payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2019, at a rate of 4.818%.

The Term Preferred Shares will rank senior in right of payment to FSGCO’s common shares of beneficial interest, will rank equal in right of payment with any other series of preferred shares that FSGCO may issue in the future and will be subordinated in right of payment to FSGCO’s existing and future indebtedness.

The terms of the Term Preferred Shares will require that FSGCO maintain asset coverage, as defined in Section 18 of the Investment Company Act of 1940 and modified for certain limitations on investments in issuers in a consolidated group and in equity securities, with respect to the Term Preferred Shares of at least 225%.

FSGCO estimates that the net proceeds from the offering will be approximately $99.06 million, after deducting the initial purchaser’s discount and estimated offering expenses payable by FSGCO. FSGCO intends to use the net proceeds of the offering to acquire investments in accordance with its investment objectives and strategies and for general operating expenses, including the payment of various fees and expenses. In addition, FSGCO may use a portion of the net proceeds to repay a portion of its outstanding borrowings under financing facilities entered into by certain of its subsidiaries.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Term Preferred Shares and will not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the Term Preferred Shares will be made only by means of a private offering memorandum.

The Term Preferred Shares have not been, and will not be, registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About FS Investments

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth and focuses on setting industry standards for investor protection, education and transparency.

FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Washington, DC. Visit fsinvestments.com to learn more.

Contact Information:

FSGCO Investors

877-628-8575

Media

Marc Yaklofsky

media@fsinvestments.com

215-495-1174

Forward-Looking Statements

This announcement may contain certain “forward-looking” statements as that term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements with regard to future events or the future performance or operations of FSGCO. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption to FSGCO’s operations or the economy generally due to terrorism or natural disasters, future changes in laws or regulations and conditions in FSGCO’s operating area. The inclusion of forward-looking statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. Any forward-looking statements speak only as of the date of this communication. FSGCO undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on any of these forward-looking statements.